Exhibit (e)(14)

SECTION 351.455 OF
THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

351.455.  Shareholder entitled to appraisal and payment of fair value, when—remedy exclusive, when.

        1.     Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

          (1)   Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

          (2)   Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

          (3)   Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

          (4)   Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder's shares as of the day before the date on which the vote was taken approving the merger or consolidation.

        2.     The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

          (1)   Fails to file a written objection prior to or at such meeting;

          (2)   Fails to make demand within the twenty-day period; or

          (3)   In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

        3.     Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

        4.     If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

        5.     If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

        6.     The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

        7.     When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.